Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-144737) of SemGroup Energy Partners, L.P., of our reports dated March 6, 2008 relating to the consolidated financial statements of SemGroup Energy Partners, L.P., and the balance sheet of SemGroup Energy Partners G.P., L.L.C. which appear in this Form 10-K.

/s/PricewaterhouseCoopers LLP

Tulsa, Oklahoma

March 6, 2008